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                                                                      Exhibit 12

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                                                                         THE STANLEY WORKS AND SUBSIDIARIES
                                                                      COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                                              (in Millions of Dollars)


                                                                                    Fiscal Year Ended
                                                ------------------------------------------------------------------------------------

                                                 December 30       January 1        January 2        January 3     December 28
                                                     2000            2000             1999             1998              1996

                                                --------------- ---------------- ---------------- ---------------- -----------------

Earnings (loss) before income taxes and
  cumulative adjustment for accounting change           $293.7           $230.8           $215.4           ($18.6)           $174.2

Add:
     Interest expense                                    $34.3            $32.9            $30.5            $24.2             $27.6
     Portion of rents representative of
        interest factor                                   15.4             14.2             15.0             11.6              12.2
     Amortization of expense on
       long-term debt                                      0.2              0.2              0.3              0.2               0.2
     Amortization of capitalized interest                  0.1              0.2              0.2              0.3               0.3
                                                --------------- ---------------- ---------------- ---------------- -----------------
Income as adjusted                                      $343.7           $278.3           $261.4            $17.7            $214.5
                                                =============== ================ ================ ================ =================

Fixed charges:
     Interest expense                                    $34.3            $32.9            $30.5            $24.2             $27.6
     Portion of rents representative of
        interest factor                                   15.4             14.2             15.0             11.6              12.2
     Amortization of expense
       on long-term debt                                   0.2              0.2              0.3              0.2               0.2
     Capitalized interest                                    -                -                -                -               0.2
                                                --------------- ---------------- ---------------- ---------------- -----------------
Fixed charges                                            $49.9            $47.3            $45.8            $36.0             $40.2
                                                =============== ================ ================ ================ =================
Ratio of earnings to fixed charges                        6.89             5.88             5.71             0.49              5.34
                                                =============== ================ ================ ================ =================
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